UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 24, 2015

LIME ENERGY CO.

(Exact name of registrant as specified in charter)

DELAWARE	001-16265	36-4197337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3 Convery Blvd., Suite 600, Woodbridge, New Jersey 07095

(Address of principal executive offices)

(732) 791-5380
(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                Entry into a Material Definitive Agreement.

On July 24, 2015, Lime Energy Co. (the “Company”) entered into a Loan and Security Agreement (the “Loan Agreement”) with Heritage Bank of Commerce (the “Bank”), whereby the Bank agreed to make available to the Company a secured credit facility (the “Credit Facility”) consisting of a $6.0 million revolving line of credit which the Company may draw upon from time to time, subject to the calculation and limitation of a borrowing base, for working capital and other general corporate purposes.

The line of credit, which matures on July 24, 2017, bears variable interest at the prime rate plus 1.00% and is collateralized by certain assets of the Company and its subsidiaries including their respective accounts receivable, certain deposit and investment accounts, and intellectual property. As additional incentive to the Bank to enter into the Credit Facility and make available to the Company funds thereunder, the Company has issued to the Bank a warrant to purchase shares of the Company’s common stock up to $60,000 in the aggregate.

The Loan Agreement requires the Company to comply with a number of conditions precedent that must be satisfied prior to any borrowing. In addition, the Company will be required to remain compliant with certain customary representations and warranties and a number of affirmative and negative covenants. The occurrence of an event of default under the Loan Agreement may cause amounts outstanding during the event of default to accrue interest at a rate of 3.00% above the interest rate that would otherwise be applicable.

Item 2.03.                Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIME ENERGY CO.

Dated: July 30, 2015	By:	/s/ Mary Colleen Brennan
Mary Colleen Brennan
Chief Financial Officer & Treasurer